Exhibit 99

October 19, 2020	Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com

Istavridis Joins Sonoco Board of Directors
Cockrell Will Not Stand for Board Election in 2021

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the most diversified global packaging companies, today announced that Eleni Istavridis has been elected to its Board of Directors. In addition, the Company announced that Harry A. Cockrell has decided not to stand for reelection to the Board at the Company’s Annual General Meeting in April 2021.

Istavridis, 63, has extensive leadership experience in banking and manufacturing, spending more than two decades working in Asia. She currently is a business consultant residing in McLean, VA. Istavridis retired from Bank of New York Mellon in 2015 where she was Executive Vice President and Head of Investment Services for Asia Pacific in Hong Kong. She was a member of BNY Mellon's Operating Committee, Investment Services Executive Committee and Asia Pacific Executive Committee. In addition, she co-chaired the bank’s Women’s Initiative Network (WIN) in Asia Pacific. With 14 chapters across the Asia Pacific region, WIN serves as a platform for employee engagement, diversity and inclusion, and outreach to local communities and professional networks.
Prior to joining BNY Mellon, Istavridis held senior leadership positions at Deutsche Bank and Bankers Trust in Asia. She also served as President and COO of Tristate Holdings, a Hong Kong-based apparel manufacturing company. She started her career at McKinsey and Company, serving financial institutions in the United States and Asia.

Cockrell, 70, is managing director of Pacific Tiger Group Limited, a Hong Kong-based privately held investment enterprise with a wide-range of business and assets across the Asia/Pacific. He has served on the board since 2013.

“We are extremely pleased to have Eleni joining Sonoco’s Board as she brings a wealth of experience in banking, manufacturing and business development, while spending much of her career engaged with Asian businesses, which is an important region for Sonoco’s growth,” said John Haley, Sonoco’s Chairman of the Board of Directors. “Also, on behalf of the entire board, I want to thank Harry for his many years of commitment to Sonoco, first as partner in the development of Sonoco’s Asia/Pacific business, and then serving on the board. We wish him well in his future endeavors.”
Istavridis received her Bachelor of Arts degree from Harvard College, a Master in International Affairs from Columbia University School of International and Public Affairs and an MBA from Columbia University Graduate School of Business. She also participated in numerous community service activities supporting educational enrichment in emerging Asian markets.

Istavridis is an independent member of the Sonoco Board and will stand for election by shareholders at the Company’s April 2021 Annual General Meeting.
(more)

Exhibit 99

About Sonoco
Founded in 1899, Sonoco (NYSE: SON) is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in approximately 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies for 2019. For more information, visit www.sonoco.com.

###